EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-282956 on Form S-3 and Registration Statement Nos. 333-272135, 333-105203, 333-150934 and 333-177604 on Form S-8 of ITT Inc. of our report dated February 26, 2026 relating to the financial statements of SPX FLOW, Inc. appearing in this Current Report on Form 8-K/A of ITT Inc. dated May 5, 2026.

/s/ Deloitte & Touche LLP

Charlotte, North Carolina
May 5, 2026